Exhibit 99.1

Press Release
For Immediate Release

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	dmellin@gogoair.com

Gogo Announces Third Quarter Results

Total Revenue of $100.5 million, up 3% Year-over-Year; Third Quarter Service Revenue of $81.9 million, up 3% Year-over-Year

Q3 Net Income of $10.6 million; Adjusted EBITDA(1) of $34.8 million

Updates 2024 Guidance

Recent Strategic Galileo HDX wins with Textron Aviation and Wheels Up

BROOMFIELD, Colo. - November 5, 2024 – Gogo Inc. (NASDAQ: GOGO) (“Gogo” or the “Company”), a leading global provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter ended September 30, 2024.

Q3 2024 Highlights

•
Total revenue of $100.5 million increased 3% compared to Q3 2023 and decreased 1% compared to Q2 2024.
o
Service revenue of $81.9 million increased 3% compared to Q3 2023 and decreased slightly compared to Q2 2024.
o
Equipment revenue of $18.7 million increased 1% compared to Q3 2023 and decreased 7% compared to Q2 2024.
•
Total AVANCE aircraft online (“AOL”) as of September 30, 2024 grew to 4,379, an increase of 16% compared to Q3 2023 and 4% compared to Q2 2024. AVANCE units comprised approximately 62% of total AOL as of September 30, 2024, up from 53% as of September 30, 2023 and up from 60% as of June 30, 2024.
o
Total ATG AOL was 7,016, a decrease of 2% compared to Q3 2023 and a slight decrease compared to Q2 2024.
o
AVANCE equipment units shipped totaled 214, an increase of 11% compared to Q3 2023 and a decrease of 7% compared to Q2 2024.
•
Average Monthly Revenue per ATG aircraft online (“ARPU”) for the third quarter was a record $3,497, an increase of 4% compared to Q3 2023 and a slight increase compared to Q2 2024.
•
Net income of $10.6 million decreased 49% from $20.9 million in Q3 2023, and increased from $0.8 million in Q2 2024. Net income for Q2 2024 included $11.0 million of an after-tax unrealized loss related to a fair market value adjustment to a convertible note investment compared with a $0.2 million after-tax unrealized gain in Q3 2024.
o
Diluted earnings per share was $0.08 compared to $0.16 in Q3 2023.
•
Adjusted EBITDA(1) of $34.8 million, which includes approximately $2.6 million of operating expenses related to Gogo Galileo and excludes $6.7 million of expenses related to the Satcom Direct acquisition, decreased 19% compared to Q3 2023 and increased 14% compared to Q2 2024.
•
Net cash provided by operating activities of $25.1 million in Q3 2024 increased from $18.7 million in Q3 2023 and increased from $24.9 million in Q2 2024.
o
Free Cash Flow(1) of $24.6 million in Q3 2024 was an increase from $21.0 million in the prior-year period and a slight decrease from $24.9 million in Q2 2024.
o
Cash and cash equivalents totaled $176.7 million as of September 30, 2024 compared to $161.6 million as of June 30, 2024.
•
In Q3 2024, the Company repurchased approximately 1.0 million shares for a total cost of approximately $7.6 million. The Company repurchased approximately 4.1 million shares for approximately $35.6 million in the last four quarters.

Recent Company Highlights

•
On September 30, 2024, the Company announced a definitive agreement to acquire Satcom Direct, Inc. (“Satcom Direct”) to create the only multi-orbit, multi-band in-flight connectivity provider able to satisfy the performance and cost needs of every segment of the global business aviation (BA) and military/government mobility markets.
•
Textron Aviation announced it will install Gogo’s global Low-Earth-Orbit (LEO) solution, Gogo Galileo HDX, as a factory option for the following models in its midsize and super-midsize jet category: Cessna Citation Longitude, Latitude and Ascend.
•
Wheels Up, a leading provider of on-demand private aviation and one of the largest fleets in the industry, announced it will add Gogo's Galileo HDX LEO connectivity solution fleetwide. Installations of Galileo HDX are expected to begin by the middle of 2025, as soon as certifications for Wheels Up aircraft are completed.

“Our Satcom Direct acquisition will turbo-charge Gogo Galileo penetration of the global underpenetrated Business Aviation and Military/Government markets,” said Oakleigh Thorne, Gogo’s Chairman and CEO. “Unprecedented demand for both Galileo and Gogo 5G will drive equipment revenue in 2025, and growth in profitable recurring service revenue beginning in 2026.”

"Strong third quarter results across the board drove upside to our 2024 Adjusted EBITDA and Free Cash Flow guidance,” said Jessi Betjemann, Gogo’s Executive Vice President and CFO. “We expect the Satcom Direct acquisition to be accretive day one and expect to reach our net leverage target of 2.5x-3.5x within 1-2 years after closing.”

Financial Guidance

The Company includes below its revised 2024 guidance, which includes the impact of the Federal Communications Commission's Secure and Trusted Communications Networks Reimbursement Program ("FCC Reimbursement Program") and excludes the impact of the closing of the Satcom Direct transaction.

Due to the pending acquisition of Satcom Direct, the Company is withdrawing its multi-year long-term financial targets previously provided on August 7, 2024.

2024 Financial Guidance

•
Total revenue in the range of $400 million to $410 million (no change)
•
Adjusted EBITDA(1) in the range of $120 million to $130 million versus prior guidance at the high end of the range of $110 million to $125 million. This guidance reflects increased legal expenses from ongoing legal proceedings and approximately $20 million of operating expenses for strategic and operational initiatives including Gogo 5G and Gogo Galileo.
•
Free Cash Flow(1) in the range of $55 million to $65 million, which includes $35 million in reimbursements tied to the FCC Reimbursement Program, versus prior guidance of $35 million to $55 million.
•
Capital expenditures of approximately $30 million versus prior guidance of $35 million, which includes approximately of $20 million for strategic initiatives.

(1)
See “Non-GAAP Financial Measures” below

Conference Call

The Company will host its third quarter conference call on November 5, 2024 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company’s investor website at https://ir.gogoair.com.

3Q Earnings Call Webcast Link:

https://edge.media-server.com/mmc/p/r7xg4923

Participants can use the below link to retrieve your unique conference ID to use to access the conference call.
https://register.vevent.com/register/BI9f9348b06a694d9a9f21c0b7ecda8a5d

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow in the discussion above. Management uses Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period-to-period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, Adjusted EBITDA Margin and Free Cash Flow are not recognized measurements under accounting principles generally accepted in the United States, or GAAP. When analyzing our performance with Adjusted EBITDA or Adjusted EBITDA Margin or liquidity with Free Cash Flow, as applicable, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA and Adjusted

EBITDA Margin in addition to, and not as an alternative to, net income (loss) attributable to common stock as a measure of operating results, and (iii) use Free Cash Flow in addition to, and not as an alternative to, consolidated net cash provided by (used in) operating activities when evaluating our liquidity. No reconciliation of the forecasted amounts of Adjusted EBITDA for fiscal 2024 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts, and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements are based on our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to continue to generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; the impact of competition; our reliance on third parties for equipment components and services; the impact of global supply chain and logistics issues and inflationary trends; our ability to expand our business outside of the United States; our ability to recruit, train and retain highly skilled employees; the impact of pandemics or other outbreaks of contagious diseases, and the measures implemented to combat them; the impact of adverse economic conditions; our ability to fully utilize portions of our deferred tax assets; the impact of increased attention to climate change, ESG matters and conservation measures; our ability to evaluate or pursue strategic opportunities and/or integrate them into our business; our ongoing delay and the risk of future delays in deploying 5G, and our ability to develop and deploy Gogo 5G, Gogo Galileo or other next generation technologies; our ability to maintain our rights to use our licensed 3Mhz of ATG spectrum in the United States and obtain rights to additional spectrum if needed; the impact of service interruptions or delays, technology failures, equipment damage or system disruptions or failures; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; our ability to protect our intellectual property rights; the impact of our use of open-source software; the impact of equipment failure or material defects or errors in our software; our ability to comply with applicable foreign ownership limitations; the impact of government regulation of communication networks, and the internet; our possession and use of personal information; risks associated with participation in the FCC Reimbursement Program; our ability to comply with anti-bribery, anti-corruption and anti-money laundering laws; the extent of expenses, liabilities or business disruptions resulting from litigation; the impact of global climate change and legal, regulatory or market responses to it; the impact of our substantial indebtedness; our ability to obtain additional financing to refinance or repay our existing indebtedness; the impact of restrictions and limitations in the agreements and instruments governing our debt; the impact of increases in interest rates; the impact of a substantial portion of our indebtedness being secured by substantially all of our assets; the impact of a downgrade, suspension or withdrawal of the rating assigned by a rating agency; the volatility of our stock price; our ability to fully utilize our tax losses; the dilutive impact of future stock issuances; the impact of our stockholder concentration and of our CEO and Chair of the Board being a significant stockholder; our ability to fulfill our obligations associated with being a public company; and the impact of anti-takeover provisions, ownership provisions and certain other provisions in our charter, our bylaws, Delaware law, and our existing and any future credit facilities.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2023 as filed with the Securities and Exchange Commission (“SEC”) on February 28, 2024 and in our subsequent quarterly reports on Form 10-Q as filed with the SEC.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo, a leading global provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

As of September 30, 2024, Gogo reported 7,016 business aircraft flying with its broadband ATG systems onboard, 4,379 of which are flying with a Gogo AVANCE L5 or L3 system; and 4,180 aircraft with narrowband satellite connectivity installed. Connect with us at www.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue:
Service revenue	$81,857	$79,546	$245,459	$237,107
Equipment revenue	18,672	18,403	61,451	62,660
Total revenue	100,529	97,949	306,910	299,767
Operating expenses:
Cost of service revenue (exclusive of amounts shown below)	19,051	18,116	55,793	51,732
Cost of equipment revenue (exclusive of amounts shown below)	15,165	12,320	47,383	47,983
Engineering, design and development	9,759	9,154	29,279	26,259
Sales and marketing	8,551	7,015	25,870	21,748
General and administrative	24,917	13,336	61,416	40,734
Depreciation and amortization	4,015	4,692	11,743	12,022
Total operating expenses	81,458	64,633	231,484	200,478
Operating income	19,071	33,316	75,426	99,289
Other expense (income):
Interest income	(2,419)	(1,622)	(6,587)	(5,509)
Interest expense	9,670	8,025	26,193	24,807
Loss on extinguishment of debt	—	—	—	2,224
Other expense (income), net	(332)	(728)	1,286	(733)
Total other expense	6,919	5,675	20,892	20,789
Income before income taxes	12,152	27,641	54,534	78,500
Income tax provision (benefit)	1,522	6,728	12,575	(52,711)
Net income	$10,630	$20,913	$41,959	$131,211

Net income attributable to common stock per share:
Basic	$0.08	$0.16	$0.33	$1.01
Diluted	$0.08	$0.16	$0.32	$0.98
Weighted average number of shares:
Basic	127,918	129,951	128,513	129,632
Diluted	130,389	133,320	131,538	133,382

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$176,678	$139,036
Accounts receivable, net of allowances of $2,807 and $2,091, respectively	45,875	48,233
Inventories	74,848	63,187
Prepaid expenses and other current assets	50,013	64,138
Total current assets	347,414	314,594
Non-current assets:
Property and equipment, net	93,830	98,129
Intangible assets, net	64,888	55,647
Operating lease right-of-use assets	67,171	70,552
Investment in convertible note	3,761	—
Other non-current assets, net of allowances of $720 and $591, respectively	24,229	25,979
Deferred income taxes	209,444	216,638
Total non-current assets	463,323	466,945
Total assets	$810,737	$781,539
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,445	$16,094
Accrued liabilities	61,476	47,649
Deferred revenue	1,843	1,003
Current portion of long-term debt	7,250	7,250
Total current liabilities	97,014	71,996
Non-current liabilities:
Long-term debt	583,864	587,501
Non-current operating lease liabilities	68,005	73,047
Other non-current liabilities	9,130	8,270
Total non-current liabilities	660,999	668,818
Total liabilities	758,013	740,814
Stockholders’ equity
Common stock	14	14
Additional paid-in capital	1,413,842	1,402,003
Accumulated other comprehensive income	4,959	15,796
Treasury stock, at cost	(194,159)	(163,197)
Accumulated deficit	(1,171,932)	(1,213,891)
Total stockholders’ equity	52,724	40,725
Total liabilities and stockholders’ equity	$810,737	$781,539

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Nine Months Ended September 30,
	2024	2023
Operating activities:
Net income	$41,959	$131,211
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	11,743	12,022
Loss on asset disposals, abandonments and write-downs	101	285
Provision for expected credit losses	1,310	541
Deferred income taxes	10,740	(53,255)
Stock-based compensation expense	14,755	15,729
Amortization of deferred financing costs and interest rate caps	3,785	2,671
Accretion of debt discount	309	304
Loss on extinguishment of debt	—	2,224
Change in fair value of convertible note and equity investment	1,239	(773)
Changes in operating assets and liabilities:
Accounts receivable	1,177	4,356
Inventories	(11,661)	(13,299)
Prepaid expenses and other current assets	(13,605)	(37,454)
Contract assets	(4,313)	2,822
Accounts payable	9,750	2,526
Accrued liabilities	12,956	(5,091)
Deferred revenue	844	(1,708)
Accrued interest	(316)	(9,565)
Other non-current assets and liabilities	(1,033)	(728)
Net cash provided by operating activities	79,740	52,818
Investing activities:
Purchases of property and equipment	(9,254)	(14,006)
Acquisition of intangible assets—capitalized software	(9,640)	(4,711)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	1,215	3
Proceeds from interest rate caps	19,454	20,165
Redemptions of short-term investments	—	49,524
Purchases of short-term investments	—	(49,383)
Purchases of convertible note and equity investments	(5,000)	(5,000)
Net cash used in investing activities	(3,225)	(3,408)
Financing activities:
Payments on term loan	(5,438)	(105,438)
Repurchases of common stock	(30,763)	—
Payments on financing leases	(8)	(117)
Stock-based compensation activity	(2,693)	(8,326)
Net cash used in financing activities	(38,902)	(113,881)
Effect of exchange rate changes on cash	29	78
Increase (decrease) in cash, cash equivalents and restricted cash	37,642	(64,393)
Cash, cash equivalents and restricted cash at beginning of period	139,366	150,880
Cash, cash equivalents and restricted cash at end of period	$177,008	$86,487
Cash, cash equivalents and restricted cash at end of period	$177,008	$86,487
Less: non-current restricted cash	330	330
Cash and cash equivalents at end of period	$176,678	$86,157
Supplemental cash flow information:
Cash paid for interest	$42,893	$53,911
Cash paid for taxes	2,264	429
Non-cash investing activities:
Purchases of property and equipment in current liabilities	$5,658	$5,425

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Aircraft online (at period end)
ATG AVANCE	4,379	3,784	4,379	3,784
Gogo Biz	2,637	3,366	2,637	3,366
Total ATG	7,016	7,150	7,016	7,150
Narrowband satellite	4,180	4,395	4,180	4,395
Average monthly connectivity service revenue per aircraft online
ATG	$3,497	$3,373	$3,474	$3,378
Narrowband satellite	332	294	319	297
Units sold
ATG	214	192	703	692
Narrowband satellite	39	40	132	132
Average equipment revenue per unit sold (in thousands)
ATG	$75	$77	$75	$73
Narrowband satellite	46	39	43	48

•
ATG AVANCE aircraft online. We define ATG AVANCE aircraft online as the total number of business aircraft equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented.
•
Gogo Biz aircraft online. We define Gogo Biz aircraft online as the total number of business aircraft not equipped with our AVANCE L5 or L3 system for which we provide ATG services as of the last day of each period presented. This number excludes commercial aircraft operated by Intelsat’s airline customers receiving ATG service.
•
Narrowband satellite aircraft online. We define narrowband satellite aircraft online as the total number of business aircraft for which we provide narrowband satellite services as of the last day of each period presented.
•
Average monthly connectivity service revenue per ATG aircraft online ("ARPU"). We define ARPU as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.
•
Average monthly connectivity service revenue per narrowband satellite aircraft online. We define average monthly connectivity service revenue per narrowband satellite aircraft online as the aggregate narrowband satellite connectivity service revenue for the period divided by the number of months in the period, divided by the number of narrowband satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).
•
Units sold. We define units sold as the number of ATG or narrowband satellite units for which we recognized revenue during the period.
•
Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.
•
Average equipment revenue per narrowband satellite unit sold. We define average equipment revenue per narrowband satellite unit sold as the aggregate equipment revenue earned from all narrowband satellite units sold during the period, divided by the number of narrowband satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Service revenue	$81,857	$79,546	2.9%	$245,459	$237,107	3.5%
Equipment revenue	18,672	18,403	1.5%	61,451	62,660	(1.9)%
Total revenue	$100,529	$97,949	2.6%	$306,910	$299,767	2.4%

	For the Three Months Ended September 30,		% Change	For the Nine Months Ended September 30,		% Change
	2024	2023	2024 over 2023	2024	2023	2024 over 2023
Cost of service revenue (1)	$19,051	$18,116	5.2%	$55,793	$51,732	7.9%
Cost of equipment revenue (1)	$15,165	$12,320	23.1%	$47,383	$47,983	(1.3)%

(1)
Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Three Months Ended June 30,
	2024	2023	2024	2023	2024
Adjusted EBITDA:
Net income attributable to common stock (GAAP)	$10,630	$20,913	$41,959	$131,211	$839
Interest expense	9,670	8,025	26,193	24,807	8,113
Interest income	(2,419)	(1,622)	(6,587)	(5,509)	(2,120)
Income tax provision (benefit)	1,522	6,728	12,575	(52,711)	132
Depreciation and amortization	4,015	4,692	11,743	12,022	3,887
EBITDA	23,418	38,736	85,883	109,820	10,851
Stock-based compensation expense	5,030	5,235	14,755	15,729	4,885
Acquisition-related costs	6,654	—	6,654	—	—
Loss on extinguishment of debt	—	—	—	2,224	—
Change in fair value of convertible note and equity investments	(323)	(773)	1,239	(773)	14,694
Adjusted EBITDA	$34,779	$43,198	$108,531	$127,000	$30,430

Free Cash Flow:
Net cash provided by operating activities (GAAP) (1)	$25,134	$18,677	$79,740	$52,818	$24,949
Consolidated capital expenditures (1)	(8,196)	(5,355)	(18,894)	(18,717)	(6,527)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles (1)	1,120	3	1,215	3	67
Proceeds from interest rate caps (1)	6,536	7,676	19,454	20,165	6,379
Free cash flow	$24,594	$21,001	$81,515	$54,269	$24,868

(1)
See Unaudited Condensed Consolidated Statements of Cash Flows

Gogo Inc. and Subsidiaries
Reconciliation of Estimated Full-Year GAAP Net Cash
Provided by Operating Activities to Non-GAAP Measures
(in millions, unaudited)

	FY 2024 Range
	Low	High
Free Cash Flow:
Net cash provided by operating activities (GAAP)	$59	$67
Consolidated capital expenditures	(30)	(30)
Proceeds from FCC Reimbursement Program for property, equipment and intangibles	3	5
Proceeds from interest rate caps	23	23
Free cash flow	$55	$65

Definition of Non-GAAP Measures

EBITDA represents net income attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) acquisition-related costs, (iii) change in fair value of convertible note and equity investment and (iv) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA provides a clearer view of the operating performance of our business and is appropriate given that grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

Acquisition-related costs include direct transaction costs, such as due diligence and advisory fees. We believe it is useful for an understanding of our operating performance to exclude acquisition-related costs from Adjusted EBITDA because they are infrequent and do not reflect our operating performance.

We believe it is useful for an understanding of our operating performance to exclude from Adjusted EBITDA the changes in fair value of convertible note and an equity investment because this activity is not related to our operating performance.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the infrequently occurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our consolidated financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Adjusted EBITDA Margin represents Adjusted EBITDA divided by total revenue. We present Adjusted EBITDA Margin as a supplemental performance measure because we believe that it provides meaningful information regarding our operating efficiency.

Free Cash Flow represents net cash provided by operating activities, plus the proceeds received from the FCC Reimbursement Program and the interest rate caps, less purchases of property and equipment and the acquisition of intangible assets. We believe that Free Cash Flow provides meaningful information regarding our liquidity. Management believes that Free Cash Flow is useful for investors because it provides them with an important perspective on the cash available for strategic measures, after making necessary capital investments in property and equipment to support the Company’s ongoing business operations and provides them with the same measures that management uses as the basis of making capital allocation decisions.